Exhibit 10.1

BPO MANAGEMENT SERVICES, INC.

1290 N. HANCOCK, SUITE 202, ANAHEIM, CALIFORNIA 92807

January 26, 2007

Donald W. Rutherford
21775 Tahoe Lane,
Lake Forest CA 92630

Dear Don:

Please allow this letter to serve as the entire agreement between BPO Management Services, Inc. (the "Company") and you, Donald Rutherford (the "Employee") with respect to certain aspects of your employment with the Company. The Company acknowledges and agrees that the Employee is and will remain a partner of, and has and will retain an interest in, Tatum, LLC ("Tatum"), which will benefit the Company in that the Employee will have access to certain Tatum resources.

Beginning Date

The Employee will work for the Company beginning on January 29, 2007.

Compensation

Salary: $104,167.00 annually ("Salary"), for which Employee will provide at least 50% of his available time; provided however, that on June 1, 2007, or sooner if required by the Company, the annual Salary shall increase to $166, 667 and Employee shall devote his full time services to the Company. Employee's Salary may be increased from time to time by the Company in its discretion.

Annual Cash Bonus: to be determined within first 30 days of employment. Employee acknowledges that the Company entered into an agreement (the “Tatum Agreement”) with Tatum, whereby Tatum is to provide certain resources to the Company. Employee agrees that the Company will tender directly to Tatum 20% of any cash bonuses otherwise payable to Mr. Rutherford during the term of the Tatum Agreement.

Employee agrees that 20% of such cash bonus shall be paid directly to Tatum, LLC as a fee in connection with a Resources Agreement entered into between the Company and Tatum, LLC (the “Resources Agreement”)

Equity: Option grant on start date to purchase 400,000 shares of common stock at $1.50 per share vesting half-yearly equally over a four-year period, and otherwise subject to the terms of the Company’s 2003 Stock Option Plan.

Other Compensation Provisions:

During the course of the Employee's engagement hereunder, the Employee will remain a partner of Tatum. As a partner of Tatum, Employee will share with Tatum a portion of his or her economic interest in any stock options or equity bonus that the Company may grant the Employee and may also share with Tatum a portion of any cash bonus and severance the Company may pay the Employee, to the extent specified in that certain Part-Time Engagement Resources Agreement between the Company and Tatum (the "Resources Agreement"). The Company acknowledges and consents to such arrangement.

Benefits

The Employee will be eligible for any Company employment retirement and/or 401(k) plan and for vacation and holidays consistent with the Company's policy as it applies to senior management, and the Employee will be exempt from any delay periods required for eligibility.

In lieu of the Employee participating in the Company-sponsored employee medical insurance benefit, the Employee will remain on his or her current medical plan. The Company will reimburse the Employee for amounts paid by the Employee for such medical insurance for him and (where applicable) his/her family of up to such amount per month that the Company would have incurred to provide such insurance to other executives. To the extent permitted under applicable U.S. federal tax law, such amount will not be considered reportable W-2 income, but instead non-taxable benefits expense.

The Employee must receive written evidence that the Company maintains directors' and officers' insurance to cover in an amount reasonably acceptable to the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect.

Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors' and officers' extended reporting period, or "tail," policy to cover the Tatum Partner.

The Company agrees to indemnify the Employee to the full extent permitted by the Company’s Certificate of Incorporation (as amended) for any losses, costs, damages, and expenses, including reasonable attorneys' fees, as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the Employee's employment with the Company

Termination

The Company may terminate the Employee's employment for any reason upon at least 30 days' prior written notice to the Employee, such termination to be effective on the date specified in the notice, provided that such date is no earlier than 30 days from the date of delivery of the notice. Likewise, the Employee may terminate his or her employment for any reason upon at least 30 days' prior written notice to the Company, such termination to be effective on the date 30 days following the date of the notice. The Employee will continue to render services and to be paid during such 30-day period, regardless of who gives such notice. The Employee may terminate this agreement immediately if the Company has not remained current in its obligations under this letter or the Resources Agreement between the Company and Tatum or if the Company engages in or asks the Employee to engage in or to ignore any illegal or unethical conduct.

This agreement will terminate immediately upon the death or disability of the Employee or upon termination by the Company of Employee’s employment for cause. For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by the Company's Board of Directors acting in good faith.

The Employee's salary will be prorated for the final pay period based on the number of days in the final pay period up to the effective date of termination or expiration.

Severance Payment

If the termination of this agreement is within 90 days of the Beginning Date, the Employee will be entitled to receive a Severance Payment (as defined below) equal to one month's salary. After 90 days of employment, the Employee will be entitled to receive a Severance Payment equal to two months' salary. For each six month period of employment commencing on the 91st day of employment, the Employee will receive an additional month's salary as Severance Payment, provided that the total aggregate Severance Payment will be limited to a maximum of six months' salary. If this agreement is terminated by the Company without cause or the required notice, or by the Employee for cause, the Employee will be entitled to receive the termination payments noted in this paragraph, plus one additional month's compensation for early termination, plus all cash bonuses, equity, and other compensation covered by this agreement will vest immediately and become payable at the date of termination. Notwithstanding any provisions herein to the contrary, no severance payments shall be payable if the Company terminates the Employee’s employment for cause.

Miscellaneous

This agreement contains the entire agreement between the parties with respect to the matters contained herein, superseding any prior oral or written statements or agreements.

The Company agrees to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

The provisions in this agreement concerning the payment of salary and bonuses and severance will survive any termination or expiration of this agreement.

The terms of this agreement are severable and may not be amended except in a writing signed by the parties. If any portion of this agreement is found to be unenforceable, the rest of this agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

This agreement will be governed by and construed in all respects in accordance with the laws of the State of California, without giving effect to conflicts-of-laws principles.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.

Sincerely yours,

BPO Management Services, Inc. By: Patrick Dolan Signature_________________________ Name: Patrick Dolan Title: Chairman & CEO
Acknowledged and agreed by:
EMPLOYEE: ______________________________ (Signature) Donald W Rutherford Date:________________

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